KPMG LLP
Stamford Square
3001 Summer Street
Stamford, CT 06905

May 7, 2007

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Great Lakes Saving Plan and, under the date of June 29, 2006, we reported on the financial statements of Great Lakes Savings Plan (the Plan) as of and for the year ended December 31, 2005. On May 3, 2007, we were dismissed. We have read the Plan's statements included under Item 4.01 of its Form 8–K dated May 7, 2007, and we agree with such statements, except that we are not in a position to agree or disagree with the Plan's statement that on May 3, 2007 Caron & Bletzer, PLCC was selected as the Plan's independent public accounting firm; that the Company's decision to change the independent public accounting firm for the Plan was approved by the Company's Employee Benefits Committee on May 3, 2007; and that during the year ended December 31, 2005 and the subsequent interim period through May 3, 2007, neither the Plan, and the Company as the Plan's sponsor nor anyone acting on behalf of the Plan or the Company consulted Caron & Bletzer, PLCC regarding the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Plan's financial statements.

Very truly yours,

KPMG LLP